EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	David T. Parker
	Investor Relations	Media Relations
	kbedard@micron.com	dtparker@micron.com
	(208) 368-4400	(208) 368-4400

Web Site URL http://www.micron.com

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
SECOND QUARTER OF FISCAL YEAR 2004

Boise, Idaho, March 24, 2004 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for its second quarter of fiscal 2004, which ended March 4, 2004.  For the quarter, the Company had a net loss of $28 million, or $0.04 per diluted share, on sales of $991 million.  These results compare to the second quarter of fiscal 2003 that had a net loss of $619 million on sales of $785 million and to the first quarter of fiscal 2004 that had net income of $1 million on sales of $1,107 million.  The first quarter of fiscal 2004 was comprised of 14 weeks, while the second quarter of fiscal 2004 was a typical 13-week quarter.

The Company’s megabit production of memory products in the second quarter measured on a weekly basis increased approximately 5% compared to the first quarter of fiscal 2004.  The quarter over quarter megabit production increase was affected, and will likely continue to be affected in the near term, by increased allocations of wafers to the manufacture of CMOS image sensors, Pseudo SRAM devices, and Flash memory products.  A significant portion of the Company’s production in the second quarter was based on 110 nanometer process technology as yields on these devices approached maturity.  While 256 Meg and higher density DRAM products comprised a majority of wafers processed in the period, approximately 20% of wafers processed in the second quarter of fiscal 2004 were comprised of lower density and relatively higher margin DRAM memory products.  Finished goods inventories at the end of the second quarter of fiscal 2004 were at relatively low levels.  Average selling prices for the Company’s memory products for the second quarter of fiscal 2004 were relatively flat compared to the prior quarter and the corresponding period of the prior fiscal year.

The Company will host a conference call today at 3:30 p.m. MST to discuss its financial results. The conference call, audio and slides, will be available online at www.micron.com. (To access the Webcast, you will need current versions of RealPlayer or Windows Media Player and speakers for audio.) A Webcast replay will be available on the Company’s Web site until March 24, 2005. A taped audio replay of the conference call will also be available at (973) 341-3080 (confirmation code: 4573152) beginning at 5:30 p.m. MST today and continuing until 5:30 p.m. MST on March 31, 2004.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions.  Through its worldwide operations, Micron manufactures and markets DRAMs, Flash memory, CMOS image sensors, other semiconductor components and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its web site at www.micron.com.

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MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(Amounts in millions except per share data)

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Mar. 4,	Dec. 4,	Feb. 27,	Mar. 4,	Feb. 27,
	2004	2003	2003	2004	2003

Net sales	$991.0	$1,107.2	$785.0	$2,098.2	$1,470.1
Cost of goods sold (1)	742.8	821.2	1,008.9	1,564.0	1,731.3
Gross margin	248.2	286.0	(223.9)	534.2	(261.2)

Selling, general and administrative	81.8	81.2	92.4	163.0	188.8
Research and development	187.9	186.4	174.1	374.3	328.6
Restructure (2)	(0.1)	(21.1)	107.9	(21.2)	107.9
Other operating (income) expense (3)	(14.3)	17.8	2.3	3.5	10.7
Operating income (loss)	(7.1)	21.7	(600.6)	14.6	(897.2)

Interest expense, net	(4.9)	(5.5)	(3.1)	(10.4)	(1.6)
Other non-operating income	1.2	0.4	2.1	1.6	2.7
Income tax provision (4)	(17.5)	(15.5)	(17.6)	(33.0)	(39.0)
Net income (loss)	$(28.3)	$1.1	$(619.2)	$(27.2)	$(935.1)

Earnings (loss) per share: (5)
Basic	$(0.04)	$0.00	$(1.02)	$(0.04)	$(1.55)
Diluted	(0.04)	0.00	(1.02)	(0.04)	(1.55)

Number of shares used in per share calculations: (6)
Basic	643.2	633.8	607.2	638.4	606.2
Diluted	643.2	636.6	607.2	638.4	606.2

	As of
	Mar. 4, 2004	Dec. 4, 2003	Aug. 28, 2003
Cash and short-term investments	$1,211.7	$1,172.0	$921.8
Receivables	710.7	723.7	642.5
Inventories (1)	445.4	407.6	417.4
Total current assets	2,427.8	2,369.1	2,037.0
Property, plant and equipment, net	4,535.9	4,543.4	4,510.5
Restricted cash	126.2	152.0	125.2
Total assets	7,525.9	7,552.1	7,158.2

Accounts payable and accrued expenses	733.8	740.3	714.7
Current portion of long-term debt	85.3	73.8	88.9
Total current liabilities	930.4	986.3	993.0
Long-term debt	1,046.7	996.0	997.1
Redeemable common stock (5)	—	—	66.5
Shareholders’ equity (6)	5,405.5	5,429.1	4,971.0

	Six Months Ended
	Mar. 4, 2004	Feb. 27, 2003

Net cash provided by operating activities	$486.3	$125.3
Net cash used for investing activities	(761.4)	(107.8)
Net cash provided by financing activities	214.0	499.4

Depreciation and amortization	608.1	610.1
Expenditures for property, plant and equipment	(468.5)	(545.7)
Payments on equipment purchase contracts	(200.8)	(90.1)

Noncash equipment acquisitions on contracts payable and capital leases	118.5	188.7

The Company’s fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  The Company’s fiscal year 2004 contains 53 weeks and the first quarter of fiscal 2004 was the 14-week period ended December 4, 2003.  The Company’s second quarter of fiscal 2004, like the Company’s typical quarters, was comprised of 13 weeks.

(1)                      The Company’s operating results include charges to write down inventories to their estimated market values of $197 million and $288 million for the second quarter and first six months of fiscal 2003, respectively.  Cost of goods sold in the second quarter of fiscal 2003 also includes an $8 million write-down of raw materials and work in process inventories associated with products discontinued in connection with the Company’s restructure activities.  See Note (2).

(2)                      In the second quarter of fiscal 2003, the Company initiated a series of cost-reduction measures.  In connection with its restructure plan, the Company’s results of operations for the second quarter and first six months of fiscal 2003 include a restructure charge of $108 million and other restructure-related charges of $8 million, which are included in cost of goods sold to write down the carrying value of raw materials and work in process inventories associated with discontinued products.  The restructure charge includes the write-down of equipment of $54 million, severance and other termination benefits of $26 million, the write-off of certain intangible assets of $19 million, and other costs totaling $9 million.  The credit to restructure in the first six months of fiscal 2004 primarily reflects sales of equipment associated with the Company’s 200 mm production line in Virginia.

(3)                      Other operating (income) expense for the first six months of fiscal 2004 includes an $8 million benefit from changes in currency exchange rates in the second quarter which offset a portion of the $25 million loss recorded in the first quarter of fiscal 2004.  Other operating income in the first six months of fiscal 2004 includes gains net of losses on write-downs and disposals of semiconductor equipment of $8 million.  Other operating expense in the second quarter and first six months of fiscal 2003 includes losses of $13 million and $9 million, respectively, from changes in currency exchange rates.  Other operating income in the second quarter of fiscal 2003 includes $14 million in receipts from the U.S. Government in connection with anti-dumping tariffs.  Other operating expense in the first six months of fiscal 2003 also includes losses net of gains on write-downs and disposals of semiconductor equipment of $11 million.

(4)                      Income taxes for fiscal 2004 and 2003 primarily reflect taxes on the Company’s non-U.S. operations.  Beginning with the fourth quarter of fiscal 2002, the Company has not recognized any tax benefit from its domestic net operating losses in accordance with Statement of Financial Accounting Standards No. 109.

(5)                      In connection with the Company’s acquisition on April 22, 2002, of substantially all of the assets of Toshiba Corporation’s (“Toshiba”) DRAM business as conducted by Dominion semiconductor L.L.C., the Company issued to Toshiba 1.5 million shares of the Company’s common stock and granted Toshiba an option to require the Company to repurchase the shares for $67.5 million in cash on October 21, 2003.  During the first quarter of fiscal 2004, Toshiba exercised its option and the Company redeemed the 1.5 million shares.

(6)                      On September 24, 2003, the Company received $450 million from Intel Corporation in exchange for the issuance of stock rights exchangeable into 33.9 million shares of the Company’s common stock.  In conjunction with the issuance of the stock rights, the Company agreed to achieve operational objectives through May 2005, including certain levels of DDR2 production and 300 mm wafer processing capacity, and dedication of resources to advanced product development.  In the event the Company fails to achieve certain 2005 milestones and the Company’s common stock price is then below Intel’s purchase price, the Company could be obligated to pay Intel amounts not to exceed $135 million, a substantial portion of which is payable, at the Company’s election, in the Company’s common stock.  The shares issuable pursuant to the stock rights are included in weighted average common shares outstanding in the computation of earnings per share.

This press release contains forward-looking statements regarding megabit production in future periods. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Company files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically the Company’s most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our projections or forward-looking statements (see Certain Factors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.